EXHIBIT 4.3

WAIVER AND AMENDMENT AGREEMENT

THIS WAIVER AND AMENDMENT AGREEMENT (this “Agreement”) is made and entered into as of March 31 2015 (the “Execution Date”), by and among Real Goods Solar, Inc., a Colorado corporation (the “Company”), and the undersigned investor (the “Holder”). Capitalized terms used but not defined herein shall have the meanings set forth in the Securities Purchase Agreement (as defined in the Recitals below).

RECITALS:

WHEREAS, reference is made to that certain Securities Purchase Agreement dated as of February 23, 2015, by and among the Company and the Holder (the “Securities Purchase Agreement”), and the five (5) series of Warrants to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”) issued to the Holder pursuant thereto (collectively, the “Warrants”);

WHEREAS, the Company has proposed that the Holder waive the Authorized Shares Increase Amendment; and

WHEREAS, the Holder constitutes the Required Holders under each of the Securities Purchase Agreement and each series of Warrants.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements herein contained and for other good and valuable consideration, the parties hereto agree as follows:

A.	WAIVER AND AMENDMENTS; RATIFICATIONS; CONFLICTS; RESERVATION OF RIGHTS.

(1)	Waivers and Amendments.

(a) The Holder agrees that, notwithstanding Section 4(p) of the Securities Purchase Agreement, the Company shall not be required to seek approval of the Authorized Shares Increase Resolution by its shareholders and effect the Authorized Shares Increase, provided that the Company’s shareholders approve the Reverse Stock Split Resolution on or prior to the deadline set forth in the Securities Purchase Agreement and the Company effects a Reverse Stock Split at a ratio of at least one-for-five (a “Specified Reverse Stock Split”) on or prior to the date that is five (5) Business Days immediately following the Reverse Stock Split Resolution Date (the date the Company effects a Specified Reverse Stock Split, the “Reverse Stock Split Date”). Accordingly, as of the Reverse Stock Split Date, the Company and the Holder agree that any reference in the Securities Purchase Agreement and any series of Warrant to the Authorized Shares Increase Amendment (and all related defined terms, including, without limitation, Authorized Shares Increase Resolution and Authorized Shares Increase Resolution Date) shall be disregarded and any condition providing for the occurrence of the Authorized Share Increase Amendment (including, without limitation, obtaining the Authorized Shares Increase Resolution) shall be deemed satisfied.

(b) In addition, the Company agrees for the benefit of the Holder and the Retail Investors that, notwithstanding anything to the contrary in the Transaction Documents, (i) within five (5) Business Days after the Reverse Stock Split Date, the Company shall reserve out of its authorized and unissued Common Stock at least a number of shares of Common Stock equal to the greater of (A) the difference obtained by subtracting from (1) 300,000,000 shares of Common Stock (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring on or after the Execution Date), (2) the number of shares of Common Stock issued to the Holder and/or any Retail Investor prior to the Execution Date (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring on or after the Execution Date) and (B) such greater number of shares of Common Stock determined by taking into account the Maximum Eligibility Number (as defined in each of the Series B Warrants, the Series C Warrants and the Series D Warrants, without giving effect to the proviso set forth in such definitions), in order to effect the exercise of all of the outstanding Warrants and (ii) to the extent the Registration Statement does not, at any time, cover a sufficient number of shares of Common Stock issuable upon exercise in full of the Warrants then outstanding (without any regard to any limitation or restriction on the exercise of Warrants set forth therein and without taking into account the proviso set forth in the definition of “Maximum Eligibility Number” in any of the Warrants), the Company shall promptly amend or supplement the Registration Statement or, if necessary, file a new registration statement in order to register such number of Warrant Shares not covered by the Registration Statement.

(2) Ratifications. Except as otherwise expressly provided herein, the Securities Purchase Agreement, each Warrant and each other Transaction Document, are, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Closing Date (i) all references in the Securities Purchase Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Securities Purchase Agreement shall mean the Securities Purchase Agreement as amended by this Agreement, (ii) all references in any of the Warrants to “this Warrant”, “hereto”, “hereof”, “hereunder” or words of like import referring to such Warrants shall mean such Warrants as amended by this Agreement, and (iii) all references in the other Transaction Documents, to the “Securities Purchase Agreement” and any “Warrant” (and corollary references to “thereto”, “thereof”, “thereunder” or words of like import referring to the Securities Purchase Agreement and any of the Warrants, respectively) shall mean the Securities Purchase Agreement and such Warrant as amended by this Agreement. Except as expressly set forth herein, this Agreement shall not be deemed to be a waiver, amendment or modification of any provisions of the Warrant, or of any right, power or remedy of the Holder, or constitute a waiver, amendment or modification of any provision of the Warrant (except to the extent explicitly set forth herein), or any other document, instrument and/or agreement executed or delivered in connection therewith, in each case whether arising before or after the date hereof or as a result of performance hereunder or thereunder, all of which (except as specified herein) remain in full force and effect.

(3) Conflicts. In the event of any conflict between (i) this Agreement and (ii) the Securities Purchase Agreement and/or the Warrants, this Agreement shall control.

(4) Reservation of Rights. Except as explicitly set forth herein, the Holder reserves all of its rights, remedies, powers, and privileges.

B. NO MATERIAL INFORMATION. The Company hereby agrees and acknowledges that the transactions contemplated by this Agreement does not constitute material, nonpublic information of the Company or any of its Subsidiaries and that the undersigned is not subject to any confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, Affiliates, employees or agents, on the one hand, and the undersigned or any of its Affiliates, on the other hand. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, Affiliates, employees and agents, not to, provide the Holder with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the date hereof without the express prior written consent of the Holder. To the extent that the Company, any of its Subsidiaries or any of their respective officers, directors, Affiliates employees or agents delivers any material, non-public information to the Holder without the Holder’s consent, the Company hereby covenants and agrees that the Holder’s shall not have any duty of confidentiality to the Company, any of its Subsidiaries or any of their respective officers, directors, Affiliates, employees or agents with respect to, or a duty to the Company, any of its Subsidiaries or any of their respective officers, directors, Affiliates, employees or agents not to trade on the basis of, such material, non-public information. The Company understands and confirms that the undersigned and its affiliates will rely on the foregoing representations in effecting transactions in securities of the Company.

C. FEES AND EXPENSES. The Company shall reimburse the Holder for its legal fees and expenses in connection with the preparation and negotiation of this Agreement and transactions contemplated thereby, by paying any such amount to Schulte Roth & Zabel LLP (the “Holder Counsel Expense”) by wire transfer of immediately available funds in accordance with the written instructions of Schulte Roth & Zabel LLP delivered to the Company on or prior to the fifth (5th) Business Day immediately following the Execution Date. The Holder Counsel Expense shall be paid by the Company whether or not the transactions contemplated by this Agreement are consummated. Except as otherwise set forth above, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp and other taxes and duties levied in connection with the transactions contemplated hereby, if any

D. MISCELLANEOUS. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature. In the event that any provision of this Agreement is found to be void or invalid, then such provision shall be deemed to be severable from the remaining provisions of this Agreement, and it shall not affect the validity of the remaining provisions, which provisions shall be given full effect as if the void or invalid provision had not been included herein. The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the heirs, successors and assigns of the parties. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the conflict of laws principles thereof). The courts of the State of New York shall have exclusive jurisdiction to resolve any and all disputes that may arise under this Agreement. Any amendments or modifications hereto must be executed in writing by all parties. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this letter agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

COMPANY:

REAL GOODS SOLAR, INC.

By:	/s/ Dennis Lacey
Name:	Dennis Lacey
Title:	Chief Executive Officer

[Signature Page to Waiver and Amendment Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

HOLDER:

_______________________________________.

By:
Name:
Title:

[Signature Page to Waiver and Amendment Agreement]